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                                                                    EXHIBIT 12.1

                           Computer Network Technology
                       Ratio of Earnings To Fixed Charges

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
                                                                                                             Six Months Ended
                                                                                                               June 30, 1999
                                                                                                             ----------------
                                                        1994       1995       1996      1997        1998      1998      1999
                                                       -------    -------    ------    -------     ------    ------   -------
Income (loss) before tax                               $(1,789)   $ 6,534    $2,024    $(3,893)    $7,639    $1,995    $6,792

Plus fixed charges:
  Interest expense including amortization
     of debt issuance costs                                125         60        46         57         79        51       102
  Assumed interest element included in
     rent expense (1)                                      784        777       734        922      1,041       509       717
                                                       -------    -------    ------    -------     ------    ------    ------
                                                           909        837       780        979      1,120       560       819
                                                       -------    -------    ------    -------     ------    ------    ------

Adjusted earnings (loss)                                  (880)     7,371     2,804     (2,914)     8,759     2,555     7,611
Fixed charges                                              909        837       780        979      1,120       560       819
                                                       -------    -------    ------    -------     ------    ------    ------

Ratio of earnings to fixed charges                                   8.80      3.59                  7.82      4.56      9.29
                                                                  =======    ======                ======    ======    ======


In the fiscal years ended December 31, 1994 and 1997, earnings were inadequate to cover fixed charges by $1.8 million and
$3.9 million respectively.

(1)  Total rent expense for the period divided by three. This is the portion of rental expense which the company believes to be representative of interest.


Rent expense                                           $ 2,351    $ 2,332    $2,202    $ 2,765     $3,122    $1,528    $ 2,151
Interest portion - 33%                                 $   784    $   777    $  734    $   922     $1,041    $  509    $   717


Deficiency of earnings available to
  cover fixed charges                                  $(1,789)                        $(3,893)
                                                       =======                         =======
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